CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 29, 2009, with respect to the financial statements and supplemental schedule of Flushing Savings Bank, FSB 401(k) Savings Plan on Form 11-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Flushing Financial Corporation on Form S-8 (File Nos. 33-98202, effective October 16, 1995; 333-125358, effective May 31, 2005; 333-136669, effective August 16, 2006; 333-151185, effective May 23, 2008; and 333-151187, effective May 23, 2008), and Form S-3 (File Nos. 333-155762, effective January 8, 2009; and 333-156968, effective February 20, 2009).

/s/ GRANT THORNTON LLP

New York, New York

June 29, 2009